Exhibit 3.1

ARTICLES OF AMENDMENT

to the

ARTICLES OF INCORPORATION

of

CENTURYLINK, INC.

(Pursuant to Sections 1-1003 and 1006 of the

Louisiana Business Corporation Act)

These Articles of Amendment (“Articles of Amendment”) to the Articles of Incorporation (“Articles of Incorporation”) of CENTURYLINK, INC., a Louisiana business corporation (the “Corporation”), have been prepared for filing with the Secretary of State of Louisiana pursuant to Sections 12:1-1003 and 1006 of the Louisiana Business Corporation Act (the “Act”), La. R.S. 12:1-101 et seq., to set forth the following:

FIRST: At a duly-convened meeting called and held on March 1, 2019, the Board of Directors of the Corporation unanimously approved and adopted an amendment of the Articles of Incorporation to increase the number of authorized shares of common stock, and recommended the amendment for approval by the shareholders of the Corporation.

SECOND: On May 22, 2019, the shareholders of the Corporation, at a duly-convened annual meeting of shareholders at which there was present or duly represented a quorum of the holders of the Corporation’s total voting power, approved the amendment in the manner required by the Act and the Corporation’s Articles of Incorporation.

THIRD: ARTICLE III, Section A of the Corporation’s Articles of Incorporation is hereby amended to increase the number of authorized shares of common stock from 1,600,000,000 to 2,200,000,000. The text of such section, as so amended, shall read in its entirety as follows:

ARTICLE III

Capital

A. Authorized Stock. The Corporation shall be authorized to issue an aggregate of 2,202,000,000 shares of capital stock, of which 2,200,000,000 shares shall be Common Stock, $1.00 par value per share, and 2,000,000 shares shall be Preferred Stock, $25.00 par value per share.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, CenturyLink, Inc. has caused these Articles of Amendment to the Articles of Incorporation of the Corporation to be duly executed by its Executive Vice President, General Counsel and Secretary this 22nd day of May, 2019.

CenturyLink, Inc.

By:	/s/ Stacey W. Goff
Name:	Stacey W. Goff
Title:	Executive Vice President, General Counsel and Secretary